WRHAMBRECHT+CO

APPROVED FOR GENERAL DISTRIBUTION

REGULATION A INITIAL PUBLIC OFFERING: INTRODUCTION

John Hullar, Managing Partner
415-551-8654
jhullar@wrhambrecht.com

Robert Malin, Equity Capital Markets
212-313-5984
rmalin@wrhambrecht.com

ShiftPixy

2,000,000 Shares
Common Stock

Chris Hannan, Equity Sales
415-551-3200
channan@wrhambrecht.com

Helen Mlazga, Project Manager
415-551-3237
hmlazga@wrhambrecht.com

COMPANY OVERVIEW

Founded in 2015, **ShiftPixy, Inc. ("ShiftPixy" or "the Company")** is a leading provider of employment law compliance solutions which contracts with clients with large contingent part-time workforce demands, primarily in the restaurant and hospitality industries, to become the employer and provider of workers to these clients, primarily for part-time shift work. In what is now being called the Gig Economy, businesses such as those in the Company's current target market in the restaurant and hospitality industries contract with workers for less than full-time engagements primarily in the form of shift work. The trend toward the Gig Economy has begun. A study by Intuit predicted that by 2020, 40% of American workers would be less than full time independent contractors. ShiftPixy's services include key HR management and employee benefits functions, including HR administration and Affordable Care Act ("ACA") compliance, payroll, and employer liability management, into a single-source solution. ShiftPixy currently operates in Los Angeles/Southern California, San Francisco and Phoenix but plans to target markets including New York, Chicago, Dallas, Orlando, Las Vegas and Atlanta. As of February 28, 2017, the Company serves approximately 100 clients and with an aggregate of approximately 2,581 worksite employees. None of these clients represent more than 10% of its annualized revenues for fiscal year 2016.

THE OFFERING

ShiftPixy offers a minimum of $12 million and a maximum of $16 million of common stock, consisting of 2,000,000 shares at an offering price minimum of $6.00 and maximum of $8.00 per share. The securities will list on the NASDAQ and begin trading shortly after the close of this offering. Net proceeds to ShiftPixy are anticipated to be between $11.3 million and $15.0 million, assuming the company sells all of the shares being offered, after underwriting discount and commissions of $0.8 million, excluding the Company's estimated other offering expenses of $60,000.

Anticipated Symbol / Trading Venue:	PIXY / NASDAQ	Offering Price:	$ 6.00-$ 8.00 / Share
Total Shares Offered:	2,000,000	Gross Proceeds (at max size):	$ 16 million
Lock-Up:	180 days	Pro Forma Market Cap (at max size):	$ 228 million

MARKETING MATERIALS		OFFERING TIMETABLE	
Offering Circular:	SEC EDGAR Website	Test-The-Waters:	April – May 2017
Company Video:	www.wrhambrecht.com/PIXY	Road Show (expected):	May 31 – June 16, 2017
Roadshow Deck:	www.wrhambrecht.com/PIXY	Closing Date (expected):	June 2017

INVESTMENT HIGHLIGHTS

Large Potential Market

Current statistics show that there are over 13 million employees working in the restaurant and hospitality industries. (U.S. Department of Labor. Bureau of Labor Statistics. September 2016. Table B1:Employees on nonfarm payrolls by industry sector and selected industry detail: Accommodation and Food Services Industry Subsector). Compared to the total workforce, workers in the restaurant industry have a notably higher percentage of parttime workers. (National Restaurant Association. "News & Research: Restaurant middle class job growth 4x stronger than overall economy." 13 January 2016)

Growth Opportunity

ShiftPixy currently operates in Los Angeles/Southern California, and has a modest staff in Phoenix, but it plans to open the following additional physical offices upon completion of its offering, in the following order: first, New York and then Orlando; next, once these cities are operational, and upon securing additional financing, if necessary, Dallas, Chicago, Las Vegas and then Atlanta. These markets collectively account for and allow ShiftPixy to cover approximately 53% of Company's target market in the restaurant/hospitality sector. (U.S. Department of Labor. Bureau of Labor Statistics. May 2015. Occupational Employment and Wages.) ShiftPixy plans to expand its service offering into other industries where part-time work is a significant component of the applicable labor force, including the retail and health care sectors.

Mitigation of Employment Related Compliance Risks

ShiftPixy mitigates employment related compliance risks, such as those involving workers' compensation and the Affordable Care Act, by absorbing a client's current and future workforce, including part-time employees, and making them employees of ShiftPixy. In addition to mitigating risk, ShiftPixy also provides cost containment and cost savings benefits to its clients using Company's services. ShiftPixy also eliminates worry about whether the client is misclassifying employees as independent contractors.

Mobile Shifter App Will Provide Additional Benefits to Employers and Shift Workers

Mindful that most of its Shifters will be millennials who connect with the outside world primarily through a mobile device, ShiftPixy is poised to significantly expand its business through the ShiftPixy mobile app, a prototype of which was launched in September 2016. The ShiftPixy mobile app is a proprietary application downloaded to mobile devices, allowing ShiftPixy Shifters to access shift work opportunities at all of ShiftPixy's clients, not just their current restaurant or hospitality provider, and with an added feature anticipated to be available in late 2017, also allowing shift employees not working at its clients to access shift work opportunities at all of its clients.

(over)

WRHAMBRECHT+CO

APPROVED FOR GENERAL DISTRIBUTION

Financial Information:

	FYE August 31, 2016	FYE August 31, 2015
Gross Billings	$ 50,672,129	$ 77,661
Adjustments to Gross Billings	42,211,476	59,956
Net Revenue	8,460,653	17,705
Cost of Revenue	6,944,224	11,656
Gross Profit	1,516,429	6,049
Expenses		
Sales and Marketing	1,019,683	-
Product Development	316,668	-
Customer Support	556,765	-
General and Administrative	1,477,869	59,730
Total Operating Expenses	3,370,985	59,730
Net Loss	$ (1,854,556)	$ (53,681)
Weighted Average Common Shares Outstanding	25,630,874	24,110,852
Basic and Diluted Loss per Share	$ (0.07)	$ (0.00)

RISK FACTORS

Risks Relating to the Business: Lack of long-term operating history makes predictions of future operating results difficult to ascertain. The Company generated gross billings of $77,661 from inception to August 31, 2015, and $50,672,129 in billings for the year ending August 31, 2016. Notwithstanding this increase, as a consequence, it is difficult, if not impossible, to forecast the Company's future results based upon Company's historical data. Because of the related uncertainties, ShiftPixy may be hindered in its ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If the Company makes poor budgetary decisions as a result of unreliable data, ShiftPixy may never become profitable or it may incur losses, which may result in a decline in its stock price once it starts trading.

Industry Risks: ShiftPixy will compete in the same markets with many companies that offer not only staffing management products and services focused on the Gig Economy, but also more traditional staffing management products and services. There are limited barriers to entry. Price competition in the industry, particularly from larger, more traditional industry model competitors, is intense, and pricing pressures from competitors and clients are increasing. New competitors entering ShiftPixy's markets may further increase pricing pressures.

Risks Related to Management and Personnel: ShiftPixy's future business and results of operations depend in significant part upon the continued contributions of Mr. Scott W. Absher, CEO/COO, President and Director. If ShiftPixy loses his services, or if he fails to perform in his current position, or if the Company is not able to attract and retain skilled employees in addition to Mr. Scott W. Absher, CEO/COO, President and Director, this could adversely affect the development of its business plan and harm its business.

Risks Related to this Offering: Prior to this offering, there has been no public market for ShiftPixy's Common Stock, therefore the company cannot predict the extent to which an active market for its Common Stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of Company's common stock. Investors in this offering will experience immediate and substantial dilution and market price of the Company's common stock may fluctuate.

For a complete discussion of risks, please refer to the Form 1-A:
https://www.sec.gov/Archives/edgar/data/1675634/000147793217001502/pixy_1apos.htm

The offering is being made only by means of an offering circular. The description and information contained herein is limited and not complete. For a complete description of the offering, an offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. You may obtain a copy of the most recent version of the preliminary offering circular by clicking on the "SEC EDGAR Website" link above.

This document contains forward-looking statements reflecting current expectations that involve risks and uncertainties. These forward looking statements include statements regarding commercialization plans, projected timeline for U.S. clinical trials, the potential market these shares, and the offering timetable. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in the offering circular.

These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement is qualified. This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited in connection with this document, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.

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Price and Offering Terms

Price Range

$6.00 - 8.00 Per Share

Shares Offered

2mm

Expected Pricing Date

June 2017

Proposed Trading Symbol

NASDAQ: PIXY

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Documents

SEC Filing*

May 17, 2017

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Offering Summary

May 24, 2017

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**Documents filed with the Securities and Exchange Commission.*

Company Video

Overview

Overview

ShiftPixy, Inc. ("ShiftPixy" or "the Company") is a leading provider of employment law compliance solutions for employers of shift/gig workers and the shift/gig workers themselves in the nextGEN Gig Economy -- an environment in which shift or other part-time / temporary positions are common, and businesses contract with independent workers for less than full-time engagements such as shift work.

The trend toward a Gig Economy has begun, and we are endeavoring to participate through an employment related service offering. A study by Intuit predicted that by 2020, 40 percent of American workers would be less than full time independent contractors.

A significant problem for employers in the Gig Economy involves compliance with regulations imposed by federal, state and local governments, including requirements associated with worker's compensation insurance, and other traditional employment compliance issues, including matters such as the employer mandate provisions of the ACA.

For Gig/Shift Workers, the significant problem is difficulty in finding other jobs/gigs to replace hours lost when their employers reduce their hours and make them less than full-time employees or otherwise to fill workweek employment voids.

We believe ShiftPixy has the ideal solution for both groups and each of their problems via a service offering that entails two principal elements:

- **ShiftPixy Employer Solution:** ShiftPixy absorbs the employer's Shifters as ShiftPixy Employees and makes those employees available to the former employer to work the same jobs, as employees of ShiftPixy, shouldering a substantial portion of the employment-related compliance responsibilities.
- **ShiftPixy Shifter Solution:** Shifters placed with one of ShiftPixy's clients can now access other shift work with other ShiftPixy clients, ultimately through the new ShiftPixy mobile app, a prototype of which was released in September 2016.

ShiftPixy and its subsidiary collectively serve, as of February 28, 2017, an aggregate of approximately 100 clients and with an aggregate of approximately 2,581 active, paid worksite employees, as well as providing only payroll administration services to an additional 24 clients with 818 employees.

We believe there is a large potential market for ShiftPixy's services. Current statistics show that there are over 13 million employees working in the restaurant and hospitality industries., ShiftPixy plans to expand its service offering into other industries as well, particularly where part-time work is a significant component of the applicable labor force, including the retail and health care sectors.

ShiftPixy's initial market focus includes the following metropolitan areas: Los Angeles/Southern California, San Francisco, and Phoenix, with plans to market in New York, Orlando, Dallas, Chicago, Las Vegas, and Atlanta. These markets collectively account for approximately 53% of our target market in the restaurant/hospitality sectors.

Legal

PLEASE NOTE: W.R. Hambrecht + Co., LLC urges you to read a company's offering circular thoroughly before participating in any offering. To receive a offering circular for this company, click on the link above, call 1-800-673-6476, fax 1-415-551-3123, or write to: 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133.

Public offerings of securities are highly regulated by the Securities and Exchange Commission and self-regulatory organizations. There are a number of regulatory steps that affect the length and closing date of a public offering. These are not controlled by W.R. Hambrecht + Co., LLC or the issuing company.

IMPORTANT: An offering statement relating to these securities has been filed with the Securities and Exchange Commission and has become qualified.

No offer to sell the securities or solicitation of an offer to buy the securities is being made in any state where such offer or sale is not permitted under the "blue sky" or securities laws thereof. No offering is being made to individual investors in any state unless and until the offering has been registered in that state or an exemption from registration exists therein.

The above company description is excerpted from the offering circular and is not intended to be read except in connection with the review of the entire offering circular. The complete offering circular is available by clicking on the "view current filing" link above. This company description may not be printed or downloaded except in connection with the printing or downloading of the entire offering circular.

Publication of the offering circular is not a recommendation by W.R. Hambrecht + Co., LLC that any particular investor should purchase the securities described in the offering circular or that the securities are a suitable investment for any particular investor.

Publication of the offering circular does not constitute an offer by W.R. Hambrecht + Co., LLC to sell to any person or a solicitation of an offer from any person to buy from W.R. Hambrecht + Co., LLC, the securities described in the offering circular.

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THE SHIFTPIXY IPO INVESTMENT OPPORTUNITY

- "We estimated that 40.4 percent of the employed labor force was in alternative work arrangements; 7.9 percent was in core contingent arrangements—as contract company workers, on-call workers, and agency temps in 2010" (US General Accounting Office April 20, 2015 Report on the US Contingent Workforce). DOWNLOAD PDF

- "The share of workers in alternative work arrangements climbed from 10.1% in 2005 to 15.8% in 2015. This implies that the number of workers employed in alternative arrangements increased by 9.4 million (66.5%) from 14.2 million in February 2005 to 23.6 million in November 2015." LEARN MORE

- "Research indicates that almost half the US adult population 44,000,000 took on gig work in the US in 2015, with 29% of all US workers performing gig/contingent work last year. Total spending on gig work in the US was $792 billion." LEARN MORE

- "4.2 percent of adults, an estimated 10.3 million people—more than the total population of New York City—earned income on the platform economy. This number increased 47-fold over the three years." DOWNLOAD PDF

- "TIME, strategic communications and global public relations firm Burson-Marsteller and the Aspen Institute Future of Work Initiative, 44% of U.S. adults have participated in gig transactions, playing the roles of lenders and borrowers, drivers and riders, hosts and guests." The number this represents is more than 90 million people. LEARN MORE

- In 2005 The Bureau of Labor Statistics estimated that 42.6 million (+/- 0.7) workers in were in alternative work arrangements.

INVESTMENT THESIS

"The Gig Economy Is the New Normal"

John Mauldin – November 14, 2015

ShiftPixy is offering a unique opportunity for individuals to invest in the "gig Economy". ShiftPixy's unique ecosystem connects job providers with available and qualified shift workers one shift at a time. ShiftPixy's original DNA is in the providing employer compliance support services and has created a unique platform to allow job providers to connect with available shift workers and do so without creating regulatory

compliance conflicts. ShiftPixy's mobile interface allows shift workers to easily grab balance and monitor their shift opportunities.

SHIFTPIXY IS DISRUPTING BY:



1. Starting with job providers, we are loading our "Uber-like" platform with motivated job providers.



2. Expanding our geographic coverage to major US markets most influenced by variable workforces.


ShiftPixy

3. Launching our mobile "Shifter" app to enclose our ecosystem meeting, matching and managing shift workers with available shift opportunities.

OUR IPO PROCESS

SEC Filing
Similar to a traditional IPO, Reg A+ involves filing formal documentation including audited financial statements.

Pre-Qualification
While the SEC reviews our Reg A+ filing, ShiftPixy can begin generating interest to invest.

Investment
Upon the SEC's qualification of our Offering Circular, prospective investors can complete their investments through WR Hambrecht + Co, ShiftPixy's Investment bank and lead Underwriter.

Listing
Upon receipt of at least $15m of investment, ShiftPixy plans to complete the offering and list on NASDAQ.

By investing in ShiftPixy, you will own common shares of the company. Our shares will be NASDAQ-listed upon the successful completion of our offering.

Questions?

Visit Investor information tab to read the FAQ or ask us a question.

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:
https://www.sec.gov/Archives/edgar/data/1675634/000147793217002404/pixy_1apos.htm
No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date. The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

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PR Newswire
a CISION company

ShiftPixy Continues to Prepare its IPO and Subsequent Listing on The Nasdaq Capital Market

NEWS PROVIDED BY
ShiftPixy, Inc. →
01 Jun, 2017, 07:45 ET

IRVINE, California, June 1, 2017 /PRNewswire/ --

ShiftPixy, Inc., a Wyoming corporation (NASDAQ: PIXY) ("ShiftPixy"), announced today that it has filed with the SEC its IPO on Form 1-A for the offer and sale of shares of common stock, the successful closing of which will qualify the Company for listing on The Nasdaq Capital Market. The offering is filed under the Securities & Exchange Commission's Regulation A+ framework, which is open to both accredited and unaccredited investors.

WR Hambrecht + Co. is acting as representative underwriter for the initial public offering for ShiftPixy. For more information, visit https://wrhambrecht.com/ipos/shiftpixy-inc-regulation-a-ipo-2017/.

ShiftPixy Co-Founder and CEO, Scott Absher, stated, "Everyone has worked very hard over many months to secure qualification of ShiftPixy's IPO Offering Statement with the SEC. In anticipation of the SEC's qualifying our offering in the near future, we are all excited to start our investor roadshow and other sales activities necessary to successfully close our IPO in the coming weeks."

About ShiftPixy

ShiftPixy is a disruptive human capital management (HCM) services provider, revolutionizing employment in the Gig Economy by delivering a next-gen platform for workforce management that helps shift-based businesses navigate regulatory mandates, minimize administrative burdens, and connect them with a ready-for-hire workforce. With expertise rooted in management's nearly 25 years of experience with workers' compensation and compliance programs, ShiftPixy adds a needed layer for addressing compliance and continued demands for equitable employment practices in the growing Gig Economy. ShiftPixy's complete HCM ecosystem manages regulatory requirements and compliance with regard to paid time off (PTO) laws, insurance and workers' compensation, minimum wage increases, and the Affordable Care Act (ACA) as well as other applicable employment related laws and regulations.

About WR Hambrecht + Co

WR Hambrecht + Co has been focused on opening the investing world to as many people as possible at fair market prices and was instrumental in reforming Regulation A to help accomplish that for growth companies and investors. Its Regulation A+ strategy is a continuation of the Hambrecht legacy of conducting small public offerings for what were once considered high-risk start-ups that are now household names and Fortune 500 companies.

Legal Disclaimer

No money or consideration is being solicited by the information in this press release or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering, after qualification by the SEC, will be made only by means of the Offering Circular. Any information in this press release or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction. The Offering Circular can be found here: https://www.sec.gov/Archives/edgar/data/1675634/000147793217002404/pixy_1apos.htm .

Contact:

Clark Wilson

+1-888-798-9100 x 132

clark.wilson@shiftpixy.com

SOURCE ShiftPixy, Inc.

ShiftPixy®

Scott Absher

The compulsory insurance coverages for small business owners

- Developing specialty types of coverages and the channel partnerships



Steve Holmes

Nor did they know how to build their business model to deliver these types of things compliantly.






Steve Holmes
?


ShiftPixy®

ShiftPixy®

Break these silos just enough to allow the employees of one client to meet the new shift gaps of another, without having to leave our platform.

Next generation platform for workforce management and engagement that's designed to minimize or eliminate the job provider administrative burdens to create real-time connections between shift providers and shift workers.

Why Does ShiftPixy Matter?

ShiftPixy's purpose is to bring efficiency to the part-time labor markets by delivering workplace level liberation and ease through an ecosystem designed to leverage mobile technology to better engage workers to work opportunities.


upwork
Care.com
POSTMATES
grubHub
happy eating
lyft

It is also clear that mobile is the new norm for millions in the gig-economy.

Millennials are the largest age group in the workforce

Participation in Gig Economy Transactions

44%
of US Adults

90M+
People

$792B
Gig Work Transactions

These gig-economy metrics are also translating into this rapid rise of worker independence in the U.S.

40%
of US workers are doing freelance work in 2015

40%
Expected growth by 2021

30%
Increase since 2011

The motivating preferences of workers in the gig-economy

On-Demand Economy for Flexibility

Independence and Extra Income

Access to Opportunity Anywhere & Anytime

Shifters' Problems

Less than 29 hr/wk = no ACA insurance mandated coverage required

12% of employers plan to reduce work hours due to ACA

Shift workers need more shifts to maintain income

Operators' Problem

Changing Regulatory Environment

- ACA & Other Employer Mandates
- Employers need more shift workers for fewer hours
- Workforce Disruption
- Insurance Requirements
- Recruiting and Onboarding Burden


Multi-point Compliance Burden



YOU
PAYROLL
REPORTING
TAX
BENEFIT ADMIN
ACA
1094 & 1095
LOOK-BACK PERIODS
MEC
ON-BOARDING
HUMAN RESOURCES
RECRUITING
EMPLOYEE EVENTS
COMPLIANCE
EMPLOYEE PAPER-WORK
WORKERS' COMP
SAFETY
COST CONTAINMENT
AUDIT


ShiftPixy®

Transfer of Employees to ShiftPixy as Employer of Record Allows Our Clients to

Shift the risk of regulatory challenges away from their business.

&

Eliminate the onboarding and off-boarding burden of individual employees.

Provide a Disruptive Next-gen Ecosystem

Delivery of required insurance products, regulatory compliance and proprietary human administration tools coupled with an on-demand labor force.

Cloud-Based Software as a Service (SaaS) Delivery

Staffing Administrative Services + Payroll + Insurance Services + Human Resources Management

Combine to create an on-demand workforce ecosystem

Benefits of ShiftPixy Ecosystem

Greater access to
shifters + shifts via
on-demand workforce

&

No recruiting,
on-boarding, termination
administration

The ShiftPixy Ecosystem



ShiftPixy's Clients' Gain

Integrated workforce management

&

Powerful scheduling and recruiting platform

ShiftPixy's Clients' Gain

shift staff duties & demands while keeping costs low

access a large, local on-demand workforce

extend earning potential for "home team" shift workers


Access Balance Intel

Access Balance Intel

Now they have access to not just more shifts but also to health care benefits which they would normally not have access to in the marketplace through a small employer or with the usual participants that provide opportunities in the gig economy.

What Makes ShiftPixy Unique?

26
Million

Part-time workers in the United States

ShiftPixy's Outlook

Initially targeting hotel and restaurant industries (13M workers)

Uses an already existing, well-established network of business insurance agents to introduce our products to their own clients based on insurance coverage and compliance needs

Additional revenue opportunities once clients and shift workers are in the ShiftPixy ecosystem

ShiftPixy's Fast Success

- ✔ Secured a variety of insurance coverages to support client onboarding
- ✔ Started phased development of proprietary client support applications
- ✔ Commenced building and training staff for client support
- ✔ Filed Reg A+ in June 2016
- ✔ Launched limited beta of the ShiftPixy mobile application on Labor Day 2016
- ✔ Rapidly securing best in class national agency sales channel partnerships

ShiftPixy's 1st Year Revenue Growth


$982,000
Q1 - 11/30/15
$2.8 Million
Q2 - 02/29/16
$18.9 Million
Q3 - 05/31/16
$27.9 Million
Q4 - 08/31/16

1st Full Year Revenue - $50.7 Million

ShiftPixy's 2nd Year Revenue Track



$34.9 Million
Q1 - 11/30/16
$30.8 Million
Q2 - 02/28/17

ShiftPixy's Revenue Composition


70%
Wages
15%
Taxes
10%
Premiums
5%
Fee Income

Under the Hood - Technology Structure


amazon
webservices
Shifter
Employer
Bank

ShiftPixy's Opportunity



ShiftPixy’s Vertical Expansion



Medical



Building Service



Outdoor Service

ShiftPixy's Initial Public Offering and Use of Proceeds

The Offering	
Offering Size & Structure	2,000,000 Shares of Common Stock (Gross Proceeds of between $12mm - $16mm)
Offering Price	Between $6.00 - $8.00 per share
Exchange: Symbol	NASDAQ: PIXY
Date of Closing of Offering	June 16-19, 2017
Underwriters	W. R. Hambrecht + Co., LLC

WR HAMBRECHT+CO

Use of Proceeds (assuming sale of shares at $7.00 per share—the midpoint of our offering)	
Mobile App Development	$2,225,000
IT Infrastructure and HR Software Platform	$5,050,000
Expanded Insurance Coverage	$2,160,000
Additional Staff and Location Expansion	$1,400,000
Working Capital	$2,325,000
Total Net Proceeds*	**$13,160,000**

*After underwriter commissions

ShiftPixy®

Thank You for Your Interest

1 Venture, Irvine, CA 92618

P | 888.798.9100 www.ShiftPixy.com